U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                        WASHINGTON  D.C.  20549

FORM  12b-25                                         SEC  File Number: 000-12139


                     NOTIFICATION  OF  LATE  FILING

                             (Check  One):
[  ]  Form  10-KSB  [  ]  Form  11-K  [  ]  Form  20-F  [X  ]  Form  10-QSB

                 For  Period  Ended:  March  31,  2000
________________________________________________________________________________

Read  Attached  Instruction  Sheet  Before  Preparing  Form.  Please
Print  or  Type.  Nothing  in  this  Form  shall  be  construed  to  imply that  the  Commission  has  verified  any  information  contained  herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART  I-REGISTRANT  INFORMATION
________________________________________________________________________________

     Full  Name  of  Registrant       Intelliquis  International,  Inc

     Former  Name  if  Applicable     Leesburg  Land  and  Mining,  Inc.
________________________________________________________________________________

     Address  of  Principal  Executive  Office,  (Street  and  Number)

            352  West  12300  South  #300
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     City,  State  and  Zip  Code

            Draper,  Utah  84020
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PART  II-RULES  12B-25  (B)  AND  (C)
_________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]  a.   The  reasons  described  in  reasonable  detail  in  Part
               III of this form could not be eliminated without unreasonable effort or expense;

     [X]  b.   The  subject  annual  report  or  semi-annual
               report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [  ]  c.   The  accountant's  statement  or  other  exhibit
               required by Rule 12b-25(c) has been attached if applicable.


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PART  III-NARRATIVE
_________________________________________________________________

Could  not  be  filed  because  the  auditor  can't  review  until  next  week.
________________________________________________________________________________

PART  IV-OTHER  INFORMATION
________________________________________________________________________________

     1. Name and telephone number of person to contact in regard to this notification

     Dave  Jones  801-990-2600

     2.   Have  all  other  periodic  reports  required  under
          section  13  or  15(d)  of  the  Securities  Exchange
          Act  of  1934  or  section  30  of  the  Investment
          Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                          [X]  Yes     [  ]  No

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [  ]  Yes     [X]  No


--------------------------------------------------------------------------------
                    Intelliquis  International,  Inc.
             (Name  of  Registrant  as  specified  in  charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May  12,  2000                       By  /s/  Dave  Jones
                                             CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.